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                                  EXHIBIT 4.1






                                AMENDMENT NO. 1
                                       TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT


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                                AMENDMENT NO. 1
                    TO AMENDED AND RESTATED RIGHTS AGREEMENT


THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of February 20, 1996, is entered into between Mycogen Corporation, a California corporation (the "Company") and The First National Bank of Boston, a national banking association (the "Rights Agent").

WHEREAS, the Company and the Rights Agent are party to that certain Amended and Restated Rights Agreement dated as of October 19, 1995, (the "Rights Agreement"); and

WHEREAS, the Company desires to amend the Rights Agreement as set forth in this Amendment to eliminate references to The Lubrizol Corporation.

NOW, THEREFORE, the parties hereto agree as follows:


Section 1(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, and (ii) any Person who or which (together with all Affiliates or Associates of such Person) shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding, if the transaction or series of related transactions in which such Person (together with all Affiliates or Associates of such Person) became the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding, had received prior approval of a majority of the Continuing Directors (such Person (together with all Affiliates or Associates of such Person), an "Approved Person"); provided, that in the event a Person is not an Acquiring Person by reason of clause (ii) of this Section 1(a), such Person shall become an Acquiring Person, in the event such Person thereafter acquires Beneficial Ownership of any additional Common Shares or other voting securities unless such acquisition of such additional Common Shares or voting securities would not result in such Person becoming an Acquiring Person by reason of any provision of this Agreement, including, without limitation, clause (ii) of this Section 1(a). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of any recapitalization of the Company or any other action taken by the Company

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         or its Affiliates or Associates including, without limitation, any repurchase of voting securities by the Company that has the effect of increasing the proportionate number of shares beneficially owned by such Person to more than 25% of the Common Shares of the Company then outstanding provided, however, that if any Person shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding by reason of the taking of such action or series of actions by the Company or such Affiliates or Associates and such Person shall, after such action or series of actions, increase its beneficial ownership of Common Shares of the Company (or, in the case of the members of an Approved Person, increase its beneficial ownership of voting securities), then such Person shall be deemed to be an "Acquiring Person." Notwithstanding any provision to the contrary in this Agreement, no amendment shall be made to this definition without the consent of an Approved Person if the effect of such amendment would be to reduce the aggregate percentage ownership of the total combined voting power of the voting securities that such Approved Person would be permitted to beneficially own at any time without being deemed an "Acquiring Person" hereunder.

All other provisions of the Rights Agreement will continue in full force and effect.

This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date and year first above written.


"COMPANY"                                 "RIGHTS AGENT"

MYCOGEN CORPORATION,                      THE FIRST NATIONAL BANK OF BOSTON,
a California corporation                  a national banking association

By:  /s/ Carlton J. Eibl                  By:  /s/ Geoffrey D. Anderson
     ------------------------                  ------------------------------

Name: Carlton J. Eibl                     Name:  Geoffrey D. Anderson
      -----------------------                    ----------------------------

Title:   President                        Title:   Senior Account Manager
         --------------------                      --------------------------

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